Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Cenovus Energy Inc. of our report dated February 12, 2019 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Cenovus Energy Inc., which appears as an exhibit to, and is incorporated by reference in Cenovus Energy Inc.’s Annual Report on Form 40-F for the year ended December 31, 2018. We also consent to reference to us under the heading “Interests of Experts,” which appears in the Annual Information Form incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

Canada

September 10, 2019

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